 Exhibit (g)(10)

AMENDMENT NO. 5 TO CUSTODY AGREEMENT

THIS AMENDMENT dated as of April 29, 2016 to the Custody Agreement dated October 1, 1999 (the “Agreement”), by and between The Bank of New York Mellon (formerly known as The Bank of New York) and Westcore Trust, shall be as follows:

WHEREAS, effective April 29, 2016, the Westcore Blue Chip Dividend Fund is renamed the Westcore Global Large-Cap Dividend Fund.

The attached Appendix B includes the list of the Westcore Trust’s portfolios subject to the Agreement.

Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their respective duly authorized officers, to be effective as of the day and year first written above.

Westcore Trust		THE BANK OF NEW YORK MELLON

By:	/s/ John Zimmerman	By:
Name:	John W. Zimmerman	Name:
Title:	President	Title:

APPENDIX B

List of Series

(effective as of April 29, 2016)

Westcore Growth Fund

Westcore MIDCO Growth Fund

Westcore Select Fund

Westcore Small-Cap Growth Fund

Westcore Global Large-Cap Dividend Fund

Westcore Mid-Cap Value Dividend Fund

Westcore Small-Cap Value Dividend Fund

Westcore Micro-Cap Opportunity Fund

Westcore International Small-Cap Fund

Westcore Plus Bond Fund

Westcore Flexible Income Fund

Westcore Colorado Tax-Exempt Fund